Exhibit 4(n)

The Lincoln National Life Insurance Company
INDEXED ACCOUNT(S) RIDER

SPREAD RATE INDEXED ACCOUNT(S) [WITH PROTECTION LEVEL]

[Rider Date: [November 20, 2021]]

This Rider establishes a point-to-point Spread Rate indexed crediting strategy, subject to a Performance Cap [with Protection Level], for the Contract to which it is added. The provisions of this Rider are effective when a new Segment is established upon an allocation to or when a transfer is made to a Spread Rate Indexed Account that is subject to a Performance Cap [with Protection Level] (“a Spread Rate Indexed Account”).

This Rider is made a part of the entire Contract to which it is attached and is effective on the [Rider Date shown above].  Except as stated in this Rider, it is subject to all provisions contained in the Contract. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control.

If another Indexed Account(s) Rider is attached to the Contract, the provisions of that Indexed Account(s) Rider shall govern the rules of the Segments established upon an allocation to or when a transfer is made to an Indexed Account available under that Rider.

ALL CONTRACT VALUES PROVIDED BY THIS RIDER MAY INCREASE OR DECREASE IN VALUE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

DEFINITIONS
Defined terms are set forth in the Contract to which this Rider is attached or are added or amended by this Rider.

Anniversary Date is the same calendar month and day as the Initial Start Date under the Contract, each calendar year. If in any calendar year such Anniversary Date is not a Valuation Date, any transactions involving any Indexed Account(s) that should have occurred on the Anniversary Date will be processed by Us on the first Valuation Date following that Anniversary Date.

Company, Our, Us, We refer to The Lincoln National Life Insurance Company.

Contract Value, for the purpose of this Rider, means prior to the Annuity Commencement Date, the sum of the values of the Variable Subaccount(s), the Fixed Account, if available, the Transfer Account and any Segment(s) in effect under the Contract as determined on a given Valuation Date.

Crediting Base is the amount used to determine the Segment Maturity Value as described in the Segment Maturity Value provision in this Rider and the Interim Value as described in the Interim Value provision of this Rider. The Crediting Base is not available for a withdrawal, transfer, surrender or as a Death Benefit.

End Date is the Anniversary Date that coincides with the last calendar day of a Term for a maturing Segment and the date on which We determine the Segment Maturity Value.

Index, as designated by Us, is the measure used, in part, to determine the Performance Rate for a Spread Rate Indexed Account. The Index or Indices are shown in the Indexed Account(s) Contract Specifications.

Index Value is the published closing value of an Index on a Valuation Date. If a value is not published for a day, We will use the closing value on the next Valuation Date it is published. However, in the event that the Index Value for an Index is not published on a particular day when the index values for other indices available with the Contract are published, We will use the closing Index Value for that Index as of the day it was last published.

Initial Start Date is set under the Contract on the Valuation Date which coincides with the beginning of the Term for the initial Segment(s) to an available Indexed Account under this Rider and/or any Indexed Account(s) Rider attached to the Contract. The Contract will only have one Initial Start Date and once set; the date will not change.

Performance Cap is the maximum percentage, reduced by the Spread Rate, We will use to determine the Performance Rate when the Percentage Change in the Index Value on the End Date is positive. The Performance Cap used during the Term is declared prior to the Start Date of each Segment and it may differ from the Performance Cap(s) used for other Segments.

[Protection Level is the maximum percentage of loss that will be excluded when determining the Performance Rate on the End Date, if the Percentage Change in the Index Value on that End Date is negative. The Protection Level is expressed as a positive percentage.]

Segment(s) is/are the specific Indexed Account option(s) established for the Owner under the Contract.

Spread Rate is a percentage of gain that will be excluded when determining the Performance Rate on the End Date, if the Percentage Change in the Index Value on that End Date is positive. The Spread Rate used during the Term is declared prior to the Start Date of each Segment and it may differ from the Spread Rate(s) used for other Segments.

Spread Rate Indexed Account is an account that We establish, subject to the terms of this Rider.

Start Date is the Valuation Date on which the Term for a Segment begins.

Term is the period beginning on the Start Date of a Segment to the End Date.

Transfer Account is an account that We designate to hold any portion of Purchase Payments made within the period shown under the Transfers to the Initial Indexed Account(s) in the Indexed Account(s) Contract Specifications.  Such Purchase Payments are allocated at the end of the period pursuant to the Owner’s instructions on file with Us.

THE INDEXED ACCOUNT(S)

The Spread Rate Indexed Account(s)
This Rider provides for one or more Spread Rate Indexed Account(s). Each Spread Rate Indexed Account is established with an associated Index[, Protection Level] and a Term. Spread Rate Indexed Account(s) information is shown in the Indexed Account(s) Contract Specifications.

All or a portion of the assets supporting the Spread Rate Indexed Account(s) will be held in a separate account within Our general account. This is a non-unitized separate account and is not registered as an investment company with the SEC under the Investment Company Act of 1940.  We own the assets held in the separate account.

We reserve the right to add Spread Rate Indexed Account(s). We also reserve the right to withdraw any or all Spread Rate Indexed Account(s).  If a Spread Rate Indexed Account is added or withdrawn, We will notify the Owner.

Should We withdraw a Spread Rate Indexed Account and a Segment of that Spread Rate Indexed Account has not yet reached its End Date, the Segment will not terminate until its End Date, but such Spread Rate Indexed Account will not be available thereafter. If a Spread Rate Indexed Account is withdrawn because an Index is discontinued, the Segment will terminate in accordance with the Discontinuation of / or Substantial Change To An Index provision of this Rider.

Segments
The Owner may allocate Purchase Payments or transfer Contract Value to one or more of the available Spread Rate Indexed Accounts as described in the Allocations and Transfers provision of this Rider. A new Segment is established upon an allocation or when a transfer is made to a Spread Rate Indexed Account. Each Segment in a Spread Rate Indexed Account has a specific Start Date, End Date, Crediting Base, Spread Rate, Performance Cap and Performance Rate.

More than one Segment may be established on the same Valuation Date. The value of a Segment on the Start Date (including the Initial Start Date) is equal to the initial Crediting Base on that Valuation Date. On each Valuation Date following the Start Date and prior to the End Date, the value of a Segment is equal to the Interim Value.  On the End Date, the value of a Segment is equal to the Segment Maturity Value.

A Segment will terminate on the Valuation Date that the Crediting Base is reduced to $0 due to a transfer or withdrawal (which includes any applicable Contingent Deferred Sales Charge and premium tax deductions).

Allocations and Transfers

Allocation and Transfer of Amounts to the Indexed Account(s)Prior to the date this Rider terminates, the Owner may:
(a)	establish Segment(s) by directing allocations and transfers to one or more of the available Spread Rate Indexed Account(s); or
(b)	transfer amounts from the Segments, in accordance with the terms and conditions set forth in this provision.

Allocations or transfers to establish the initial Segment(s) to an available Indexed Account under this Rider or any Indexed Account(s) Rider attached to the Contract occurs on the Initial Start Date. The Initial Start Date may:
(a)	begin on the Contract Date;
(b)	be delayed for the period shown under Transfers to the Initial Indexed Account(s) in the Indexed Account(s) Contract Specifications; or
(c)	begin on any Valuation Date after the Contract Date (other than February 29th).

An allocation or transfer is made pursuant to the Owner’s instructions and is subject to the minimum allocation requirements shown in the Indexed Account(s) Contract Specifications.

Transfer(s) from the Transfer Account on the Initial Start Date
If the Owner delays the Initial Start Date under the Contract for the period shown under Transfers to the Initial Indexed Account(s) in the Indexed Account(s) Contract Specifications, allocations or transfers will be held in the Transfer Account until the last day of such period, at which time the value of the Transfer Account will be automatically transferred to Segment(s) selected by the Owner, pursuant to the Owner’s instructions on file with Us. Such transfers are not subject to any minimum allocation requirements. No further transfers or allocations into or out of the Transfer Account will be permitted thereafter.

Limitations on establishing a Segment after the Initial Start Date
After the Initial Start Date, allocations and transfers to any available Indexed Account to establish a Segment, pursuant to Your instructions on file with Us, may only be made on an Anniversary Date.

In addition, no allocations or transfers can be made:
(a)	to an existing Segment after its Start Date;
(b)	to a new Segment with a Term that would extend beyond the Contract Maturity Date shown on the Contract Specifications; or
(c)	to a new Segment after the Owner’s election to receive payments under an Annuity Payment Option in accordance with the Effect of Annuitization provision of this Rider.

Transfers of Amounts from a Segment
Transfer of Segment Maturity Value must be made on the End Date of a Term, in accordance with the Annual Notice provision of this Rider.

All Transfers from a Segment that has not reached its End Date will be at the Interim Value as determined under the Interim Value provision of this Rider. The Crediting Base for each Segment will be reduced proportionately on the Valuation Date the transfer was processed by the percentage the transfer reduces the Interim Value for that Segment.

Transfers from a Segment that do not occur on an Anniversary Date may only be made to the Variable Subaccount(s) or the Fixed Account, if available. Transfers from a Segment on an Anniversary Date may be made to a new available Segment, the Variable Subaccount(s) or the Fixed Account, if available.

Annual Notice
Within the period shown in the Indexed Account(s) Contract Specifications under the Annual Notice provision, We will notify the Owner of the next Anniversary Date. The Owner’s instructions for new allocations or transfers must be received in good order at Our Servicing Office within the period shown in the Indexed Account(s) Contract Specifications under Allocation and Transfer Instructions. If We receive the Owner’s instructions within such period, We will process any new allocations or transfers on that Anniversary Date, pursuant to the instructions We received.

On the End Date, We will transfer Segment Maturity Value(s) pursuant to the instructions We received.

If the Owner’s instructions are not received at Our Servicing Office within the period shown in the Indexed Account(s) Contract Specifications under Allocation and Transfer Instructions, no transfers to the Spread Rate Indexed Accounts to establish new Segments will occur. However, in the case of maturing Segments, the Segment Maturity Value will be automatically transferred to a new Segment of the exact type of Indexed Account as the maturing Segment with the then currently available Spread Rate and Performance Cap. If We have withdrawn such Indexed Account or the Segment Maturity Value of the maturing Segment is less than the minimum allocation requirements shown in the Indexed Account(s) Contract Specifications, the Segment Maturity Value will be transferred to a Variable Subaccount(s) or the Fixed Account, if available, chosen by Us.

Segment Maturity Value
The Segment Maturity Value is the value of a Segment of a Spread Rate Indexed Account on the End Date as described in the provisions below.

Segment Maturity Value for Segment(s)
The Segment Maturity Value is the amount equal to the sum of (A) and ((A) multiplied by (B)), where:
(A)	is the Crediting Base on the End Date; and
(B)	is the Performance Rate, as determined in the Determining the Performance Rate on the End Date provision of this Rider.

The Crediting Base on the Start Date of a Segment is equal to the initial amount allocated or transferred to the Segment. Thereafter during the Term, the Crediting Base is adjusted upon a withdrawal (which includes any applicable Contingent Deferred Sales Charge, premium tax deductions or any rider charge or fee described in any Riders, other than an Indexed Account(s) Rider, attached to the Contract), in accordance with Withdrawals under the General Provisions section of this Rider, or any transfers, in accordance with Transfers of Amounts from a Segment under the Allocations and Transfers provision of this Rider.

Determining the Performance Rate on the End Date
The Performance Rate is the specific Percentage Change in the Index Value between two points in time, the Start Date and the End Date as calculated in the Percentage Change in the Index Value on the End Date provision below, adjusted by the Spread Rate and Performance Cap if the change is positive[ and by the Protection Level if the change is negative]. The Performance Rate when the Percentage Change in the Index Value on the End Date is positive will never exceed the Performance Cap minus the Spread Rate.

The Performance Rate is adjusted on the End Date for Segment(s) as follows:
If the Percentage Change in the Index Value on the End Date is,	then the Performance Rate is equal to:
positive and less than both the Spread Rate and Performance Cap,	zero.
positive and equal to or greater than both the Spread Rate and Performance Cap,	the Performance Cap minus the Spread Rate.
positive and greater than the Spread but less than the Performance Cap,	the Percentage Change in the Index Value on the End Date minus the Spread Rate.
[negative and its absolute value* is less than or equal to the Protection Level,	zero.
negative and its absolute value* is greater than the Protection Level,	the sum of the Percentage Change of the Index Value on the End Date and the Protection Level.
negative and the Segment has a 100% Protection Level,	zero for such Segments.
*	absolute value means the magnitude of the number without regard to its mathematical sign. For example, the absolute value of −10 is 10. The absolute value of 4 is 4.]

Percentage Change in the Index Value on the End Date
The Percentage Change is used to determine the Performance Rate. The Percentage Change equals the percentage increase or decrease in the Index Value on the End Date over the Index Value as of the Start Date.
The Percentage Change is calculated by (A) divided by (B), where:
(A)	is the Index Value on the End Date minus the Index Value on the Start Date; and
(B)	is the Index Value on the Start Date.

Interim Value
The Interim Value is the value that We establish for each Segment of a Spread Rate Indexed Account, on any Valuation Date following the Start Date and prior to the End Date of the Segment.

The Interim Value of a Segment is equal to (A), not to exceed (B) where:
(A)	is the sum of (1) and (2), where:
(1)	is the fair value of the Crediting Base of a Segment on the Valuation Date the Interim Value is calculated. It is determined for a Segment as C multiplied by (1 plus D)-E where:
C is the Crediting Base of the Segment on the Valuation Date of the calculation;
D is the Reference Rate;
E is the total number of days remaining in the Term divided by 365.
(2)	is the fair value of the replicating portfolio of options, determined solely by Us, on any Valuation Date that the Interim Value is calculated for a Segment.
(B)	is F multiplied by (1 plus (G multiplied H)), not to exceed F multiplied by (1 plus I), where:
F is the Crediting Base of the Segment on the Valuation Date of the calculation;
G is the Performance Cap for the Segment minus the Spread Rate;
H is the total number of days elapsed in the Term divided by the total number of days in the Term;
I is the greater of zero, or the Percentage Change of the Index Value between the Start Date and Valuation Date of the calculation minus the Spread Rate.

The fair value of the Crediting Base of a Segment is the present value of the Crediting Base of the Segment discounted at a rate that reflects movements in the interest rate market.  The Reference Rate will apply on a uniform basis for a class of Owners in the same Segment and will be administered in a uniform and non-discriminatory manner.

The method for determining the Reference Rate is set at the start of a Segment for each Spread Rate Indexed Account option and will not change during the Term.  The method for determining the Reference Rate is available upon request by contacting Us.

The replicating portfolio of options are designated by Us for each Segment and are used to estimate the market value of the risk of loss and the possibility of gain on the End Date of a Segment. The market value determined may be positive or negative.

GENERAL PROVISIONS
Effect of Annuitization
Upon the Owner’s election to receive payments under an Annuity Payment Option, no further Purchase Payments or Contract Value may be allocated or transferred to any Indexed Account available under the Contract.

Within the period shown in the Indexed Account(s) Contract Specifications under Transfer of Interim Value Prior to the Annuity Commencement Date, the Interim Value for each Segment in effect under the Contract will be transferred to a Variable Subaccount(s) and the Fixed Account if available, pursuant to the Owner’s instructions on file with Us. If the maximum Maturity Date shown in the Contract has been reached, in the absence of any such transfer instructions, the Interim Value for each Segment in effect under the Contract will be transferred to a Variable Subaccount(s) or the Fixed Account chosen by Us. All Indexed Account(s) in effect under the Contract will then terminate.

Discontinuation of / or Substantial Change To An Index
If an Index is discontinued, substantially changes, or upon Our sole discretion, We determine that Our use of the Index should be discontinued, We reserve the right to select an alternative index and We will notify You of such changes. When we notify You of the alternative Index, We will state how the change will impact Your Performance Rate of a Segment.

If a replacement Index cannot be found, the Segment will end on the Valuation Date the Index is discontinued by Us and the Segment’s Interim Value will be automatically transferred to a Variable Subaccount(s), chosen by Us.

Any substitution of an Index is subject to approval by the state insurance authorities where the Contract and this Rider are issued, if required by law.

Suspension or Deferral of Payments or Transfers
We reserve the right to defer payment for a withdrawal, surrender or transfer from any Indexed Account for the period permitted by law but for no more than six (6) months after Notice is received by Us. Any transaction involving an Indexed Account under the Contract that occurs after the period We defer a payment for a withdrawal, surrender or transfer, will be based on the Interim Value as of the date the transaction was processed.

Effect of Death
If the Death Benefit Option is the Contract Value Death Benefit, the amount of the Death Benefit is equal to the Contract Value, as defined in this Rider, on the Valuation Date the Death Benefit is approved by Our Servicing Office for payment.

If the Death Benefit Option is the Guarantee of Principal Death Benefit, the Contract Value used to determine the amount of the Death Benefit under the Guarantee of Principal Death Benefit Rider attached to the Contract will be construed to mean the Contract Value, as defined in this Rider, on the Valuation Date the Death Benefit is approved by Our Servicing Office for payment.

Withdrawals
Prior to the Annuity Commencement Date, the Owner may make withdrawals of amounts up to the Contract Value, as defined in this Rider, minus any Contingent Deferred Sales Charge. In the absence of instructions, the withdrawal will be deducted first from each Variable Subaccount on a pro-rata basis, from the Transfer Account, then from the Fixed Account, if available and lastly from each Segment in effect under the Contract on a pro-rata basis.

The Crediting Base for each Segment in effect under the Contract will be reduced proportionately by the amount that the withdrawal reduced the Segment’s Interim Value immediately prior to the withdrawal.

Withdrawals will be subject to the Withdrawal and Surrender Requirements shown in the Contract Specifications.

Surrenders
Upon surrender of the Contract to which this Rider is attached, the amount of the surrender value on the Valuation Date of the surrender will be the Contract Value, as defined in this Rider, minus any Contingent Deferred Sales Charge. Surrenders will be subject to the Withdrawal and Surrender Requirements shown in the Contract Specifications.

Termination Of This Rider
This Rider will terminate on the earliest of:
(a)	the Annuity Commencement Date; or
(b)	the date the Contract to which this Rider is attached terminates.

21AR-686